Exhibit 99.1

News Release

Contact: David Higie
Phone: (412) 269-6449
Release: Immediate (March 3, 2011)
BAKER ANNOUNCES 2010 FINANCIAL RESULTS
     PITTSBURGH — Michael Baker Corporation (NYSE Amex:BKR) today reported its financial results for the fourth quarter and the full year of 2010.
     As reported earlier, the Company acquired The LPA Group Inc. on May 3, 2010, and these financial results include LPA’s results from that date through December 31, 2010. In addition, in 2009 the Company sold its former Energy business and, as a result of this disposition, the financial results of the former Energy segment have been reclassified as discontinued operations for all periods presented in the consolidated financial statements. The information contained in this news release pertains to Baker’s continuing operations, while the Company’s Form 10-K, which is being filed with the SEC concurrent with this announcement, presents a complete discussion of both continuing and discontinued operations.
     For 2010, Baker reported net income from continuing operations of $14.7 million, or $1.60 per diluted common share, on total contract revenues of $499.4 million. This compares to net income from continuing operations of $24.6 million, or $2.75 per diluted share, on total contract revenues of $445.2 million in 2009. The 12 percent increase in revenues is attributable to $58.5 million of revenues from LPA, as well as increases in other key Transportation segment projects, partially offset by a $25.6 million decline in Federal segment revenue. The decrease in Federal segment revenues was driven primarily by a drop of $20.4 million in work performed for the Company’s unconsolidated joint venture operating in Iraq and a net decrease of $13.2 million in work performed for FEMA, including a $1.7 million decline in FEMA project incentive awards, all compared to 2009. This revenue decline was partially offset by an increase in services to other Federal clients, including the NAVFAC-Atlantic Division.
     The year-over-year decrease in net income resulted from the previously mentioned decline in work performed for FEMA and for the Company’s unconsolidated joint venture operating in Iraq, as well as an overall increase in Selling, General and Administrative cost, which is primarily attributable to the LPA acquisition. Income from the Company’s unconsolidated subsidiary, Stanley Baker Hill, decreased by $5.9 million in 2010 compared to 2009. These decreases were offset by an increase in revenues and margins in the Transportation segment, which includes LPA, and a year-over-year decrease in incentive compensation cost, partially offset by amortization expense for intangible assets related to the LPA acquisition.
     Total backlog for continuing operations at December 31, 2010, was $1.58 billion, compared to $1.43 billion at December 31, 2009. Of these totals, $570 million and $461 million, respectively, are considered funded backlog.
-more-

ADD ONE — BAKER 2010 FINANCIAL RESULTS
     As of December 31, 2010, the Company had cash and investment balances of approximately $87 million and no long-term debt.
     For the fourth quarter of 2010, the Company reported a net loss from continuing operations of $(0.5) million, or $(0.07) per diluted share, on total contract revenues of $120 million, compared with income from continuing operations of $5.9 million, or $0.65 per diluted share, on total contract revenues of $107 million in the fourth quarter of 2009.
     The effective income tax rate from continuing operations was 39.0 percent and 35.0 percent for the years ended December 31, 2010 and 2009, respectively.
     Commenting on the results, President and Chief Executive Officer Bradley L. Mallory said, “The            confluence of reduced FEMA spending, the absence of major Afghanistan projects to replace our Iraq responsibilities, and several project decision delays caused by budgetary uncertainties have created a trough we must dig out of. These factors have also masked the positive results associated with a successful acquisition and business strength elsewhere. We remain committed to our growth strategy and are gratified by the recent major design build win in Texas. We are supporting this strategy with rigorous cost cutting, redirecting some of these savings to aggressive organic growth initiatives, and a redoubling of our acquisition efforts. As I have noted on numerous occasions, our strategy is not based on increased government spending, but rather on hitting the sweet spots of this spending as budgetary certainty emerges.”
     Michael Baker Corporation (www.mbakercorp.com) provides engineering, design, planning and construction services for its clients’ most complex challenges worldwide. The firm’s primary business areas are architecture, aviation, defense, environmental, geospatial, homeland security, municipal & civil, pipelines & utilities, rail & transit, transportation and water. With approximately 2,900 employees in nearly 90 offices across the United States, Baker is focused on creating value by delivering innovative and sustainable solutions for infrastructure and the environment.
Conference Call
     Michael Baker Corporation has scheduled a conference call and webcast for Thursday, March 3, at 10:00 a.m. EST, to discuss the fourth quarter and full-year results. Please call (877) 769-6805 at least 10 minutes prior to the start of the call. To access the webcast, please visit the investor relations portion of Baker’s website at www.mbakercorp.com
(The above information contains forward-looking statements concerning our future operations and performance. Forward-looking statements are subject to market, operating and economic risks and uncertainties that may cause our actual results in future periods to be materially different from any future performance suggested herein. Factors that may cause such differences include, among others: increased competition; increased costs; changes in general market conditions; changes in industry trends; changes in the regulatory environment; changes in our relationship and/or contracts with the Federal Emergency Management Agency (“FEMA”); changes in anticipated levels of government spending on infrastructure, including the Safe, Accountable, Flexible, Efficient Transportation Equity Act—A Legacy for Users (“SAFETEA-LU”); changes in loan relationships or sources of financing; changes in management; changes in information systems; late SEC filings; and, the restatement of financial results. Such forward-looking statements are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.)
- more -

ADD TWO — BAKER FINANCIAL RESULTS FOR FOURTH QUARTER 2010
FINANCIAL SUMMARY
(Unaudited)

	For the three months		For the twelve months
Operating Results	ended December 31,		ended December 31,
(In thousands, except earnings per share)	2010	2009	2010	2009

Revenues	$120,363	$106,617	$499,353	$445,177

Gross profit	18,677	20,375	99,057	87,980

Operating Income	(736)	6,955	22,289	30,558

(Loss)/income before income taxes and noncontrolling interest	(655)	7,833	24,692	37,962

Net (loss)/income from continuing operations attributable to Michael Baker Corporation	(520)	5,859	14,678	24,572

(Loss)/income from discontinued operations	(1,038)	(1,105)	(2,512)	2,349

Net income attributable to Michael Baker Corporation	$(1,558)	$4,754	$12,166	$26,921

(Loss)/earnings per share:
Basic-continuing operations	$(0.06)	$0.66	$1.64	$2.77
Diluted-continuing operations	(0.07)	0.65	1.60	2.75
Basic-net income	(0.18)	0.54	1.36	3.04
Diluted-net income	$(0.18)	$0.53	$1.33	$3.01
- more -

ADD THREE — BAKER FINANCIAL RESULTS FOR FOURHT QUARTER 2010

	For the three months		For the twelve months
Segment Results (Unaudited)	ended December 31,		ended December 31, 2010
(In millions)	2010	2009	2010	2009

Revenues
Transportation	$72.5	$49.2	$276.1	$196.3
Federal	47.9	57.4	223.3	248.9

Total revenues	$120.4	$106.6	$499.4	$445.2

Gross Profit
Transportation	$10.2	$9.8	$53.5	$36.3
Federal	9.2	11.0	47.2	52.8
Corporate	(0.7)	(0.4)	(1.6)	(1.1)

Total gross profit	18.7	20.4	99.1	88.0

Less: SG&A
Transportation	(12.1)	(6.1)	(45.1)	(28.3)
Federal	(7.3)	(7.1)	(31.6)	(28.8)
Corporate	—	(0.2)	(0.1)	(0.3)

Total SG&A	(19.4)	(13.4)	(76.8)	(57.4)

Total (loss)/income from operations
Transportation	(1.9)	3.7	8.4	8.0
Federal	1.9	3.9	15.6	24.0
Corporate	(0.7)	(0.6)	(1.7)	(1.4)

Total operating (loss)/income	$(0.7)	$7.0	$22.3	$30.6

	As of
Backlog	December 31,	December 31,
(In millions)	2010	2009

Funded	$569.5	$461.3
Unfunded	1,005.6	963.9

Total	$1,575.1	$1,425.2

- more -

ADD FOUR — BAKER FINANCIAL RESULTS FOR FOURTH QUARTER 2010

	As of
Condensed Balance Sheet (Unaudited)	December 31,	December 31,
(In thousands)	2010	2009

ASSETS
Cash and cash equivalents	$77,443	$105,259
Short term investments and available for sale securities	9,795	4,655
Proceeds receivable — Energy sale	—	9,965
Receivables, net	73,681	76,455
Unbilled revenues on contracts in progress	58,884	49,605
Prepaid expenses and other	10,400	5,407

Total current assets	230,203	251,346

Property, plant and equipment, net	16,847	12,578
Goodwill and other intangible assets, net	68,010	9,702
Other long-term assets	6,005	5,218

Total assets	$321,065	$278,844

LIABILITIES & SHAREHOLDERS’ INVESTMENT
Accounts payable	$38,918	$31,948
Accrued compensation and insurance	32,630	32,576
Billings in excess of revenues on contracts in progress	18,816	19,102
Other accrued expenses	15,865	13,363

Total current liabilities	106,229	96,989

Other long-term liabilities	18,299	8,115

Total liabilities	124,528	105,104

Common Stock	9,718	9,403
Additional paid-in capital	59,637	49,989
Retained earnings	131,301	119,135
Accumulated other comprehensive loss	(80)	(333)
Less — Treasury shares	(4,761)	(4,761)

Total Michael Baker Corporation shareholders’ investment	195,815	173,433
Noncontrolling interests	722	307

Total shareholders’ investment	196,537	173,740

Total liabilities & shareholders’ investment	$321,065	$278,844

# # # #